Exhibit F-1
                             ANDREwS & KURTH L.L.P.
                                    ATTORNEYS

HOUSTON                      600 Travis, Suite 4200     TELEPHONE: 713-220-4200
wASHINGTON, D.C.              Houston, texas  77002    FACSIMILE:  713-220-4285
DALLAS
LOS ANGELES
NEw YORK
THE wOODLANDS
LONDON

                                  July 18, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


     Re: Third Amended Application or Declaration of The Southern Company, Mobile Energy Services Company, L.L.C. and Mobile Energy Service Holdings, Inc. on Amendment No. 3 to Form U-1 Under the Public Utility Holding Company Act of 1935 (File No. 70-9771)

Ladies and Gentlemen:

         We are furnishing this opinion to the Securities and Exchange Commission (the "Commission") at the request of Mobile Energy Services Company, L.L.C., an Alabama limited liability company ("Mobile Energy"), and Mobile Energy Service Holdings, Inc., an Alabama corporation ("Holdings" and collectively, "Debtors"), in connection with the Third Amended Application or Declaration on Amendment No. 3 to Form U-1 (File No. 70-9771) (the "Amended Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by The Southern Company ("Southern") and the Debtors (collectively, the "Applicants"). Mobile Energy and Holdings are both debtors under Chapter 11 of the United States Bankruptcy Code. The Amended Application requests that the Commission provide the authorization necessary under the Act to perform those acts and consummate such transactions contemplated as part of the solicitation and approval process and implementation of a proposed Third Joint Plan of Reorganization dated October 15, 2001, as modified on June 25, 2003 ("Third Plan"), filed with the United States Bankruptcy Court for the Southern District of Alabama ("Bankruptcy Court") by the Debtors. The Third Plan and Second Amended Disclosure Statement, accompanying the Third Plan, as modified on June 25, 2003 (the "Second Amended Disclosure Statement") are attached as exhibits to the Amended Application. The Third Plan supersedes all previous plans filed in the Mobile Energy and Holdings bankruptcy cases. The Third Plan is subject to comment by interested parties, including creditors of Mobile Energy and Holdings, in the course of review by the Bankruptcy Court.

         As described more fully in the Amended Application, the Third Plan contemplates, among other things, the recapitalization of Mobile Energy and

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                             ANDREwS & KURTH L.L.P.

Securities Exchange Commission
July 18, 2003
Page 2


Holdings. Mobile Energy issued first mortgage bonds ("First Mortgage Bonds") on August 1, 1995, in the original principal amount of $255,210,000 due January 1, 2017 and bearing annual interest at 8.665%. Under the Third Plan, the First Mortgage Bonds will be exchanged for shares of stock in reorganized Holdings ("New Common Stock"). In particular, holders of First Mortgage Bonds will receive a pro rata share of 72.976% of the New Common Stock in exchange for their claims, including their outstanding bonds.

         Also under the Third Plan, the 1995 tax-exempt bonds ("Tax-Exempt Bonds") issued by the Industrial Development Board of the City of Mobile, Alabama in the principal amount of $85,000,000 and scheduled to mature January 1, 2020 will be exchanged, except for $1,000,000 of such bonds which will be retained by the holders of the Tax-Exempt Bonds (the "Retained Bonds"), for the New Common Stock. In particular, holders of the Tax-Exempt Bonds will receive a pro-rata share of 27.033% of the New Common Stock and will retain the Retained Bonds. The Retained Bonds will be subject to the Intercreditor Agreement (defined below).

         Southern is a registered holding company and currently owns 100% of the voting common equity of Holdings. Upon implementation of the Third Plan, the pre-petition shares of common stock issued by Holdings and held by Southern shall not receive any distributions under the Third Plan, and the shares shall be canceled and extinguished. The Third Plan contemplates that Southern's pre-petition shares in Holdings will no longer have any claim to voting rights or dividends. Thus, as a result of the reorganization under the Third Plan, the entire equity interest in the reorganized Holdings will be held by the existing Mobile Energy bondholders. Holdings will continue to own 100% of the equity ownership of Mobile Energy.

         The Third Plan contemplates that Mobile Energy will continue its business of providing its customers with power processing services and steam processing services under its existing energy services agreements. Mobile Energy currently is providing such services to Kimberly-Clark Corporation's ("K-C") tissue mill and to the remaining portions of K-C's pulp mill which have not been demolished. The Third Plan also contemplates that Mobile Energy may continue to sell power to the wholesale energy market during peak summer months as market conditions may allow.

         Solicitation of, consent to, and approval of the Third Plan, issuance of New Common Stock (as described in the Amended Application and the Third
Plan), the termination of Southern's equity ownership interests in Mobile Energy (either through termination of its interest in Holdings or the transfer and assignment of Holdings ownership interest in Mobile Energy to the bondholders) and the retention of the Retained Bonds by the current holders of the Tax Exempt Bonds, subject to the Intercreditor Agreement are herein referred to as the "Proposed Transaction."

         For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or

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                             ANDREwS & KURTH L.L.P.

Securities Exchange Commission
July 18, 2003
Page 3

copies of the following:

          (a) The initial U-1 Application filed by the Applicants on October 16, 2000;

          (b)  The Amended Application;

          (c) The Third Plan and the Second Amended Disclosure Statement, as modified, including the exhibits thereto; and

          (d) June 25, 2003, draft of Amended and Restated Intercreditor and Collateral Agency Agreement (the "Intercreditor Agreement");

         For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (d) above. In particular we have not reviewed any document (other than the documents listed in paragraphs
(a) through (d) above) that is referred to in or incorporated by reference into the Amended Application or the Third Plan and Second Amended Disclosure Statement. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein, and we have made due inquiry regarding same with other counsel working on this matter. We have assumed that the Second Amended Disclosure Statement accurately and completely describes the Proposed Transaction. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         The opinions expressed below with respect to the Proposed Transaction are subject to and rely upon the following assumptions and conditions:

          (i) the Proposed Transaction shall have been duly authorized and approved, to the extent required by the governing corporate documents, by the boards of directors and shareholder of Holdings and the members of Mobile Energy, and all other corporate formalities required by state law for the consummation of the Proposed Transaction shall have been taken (including due execution and recordation of the appropriate amendments to the Articles of Restatement of Articles of Incorporation and Bylaws of Holdings and the Articles of Organization and Operating Agreement of Mobile Energy as described in Article IX.R of the First Amended Disclosure Statement as Modified, and all corporate actions and filings necessary for the creation and organization of all new corporate or other entities contemplated under the Second Plan as Modified are duly and fully accomplished), and that all other parties to the Proposed Transaction are duly organized or formed, validly existing and in good standing under the laws of the respective jurisdictions of their organization or formation and have the power and authority (corporate, partnership, trust or other) to take all actions necessary to consummate the Proposed Transaction;


                             ANDREwS & KURTH L.L.P.

Securities Exchange Commission
July 18, 2003
Page 4

          (ii) that all of the documents related to the Proposed Transaction and examined by us have been duly authorized, executed and delivered by all parties thereto and that all signatories to such documents have been duly authorized;

          (iii) all required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Proposed Transaction shall have been obtained or made, as the case may be (including the approval and authorization of the Commission under the Act, and approval of the Bankruptcy Court), and the Proposed Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

          (iv) the execution and delivery of the documents related to the Proposed Transaction by each of the parties thereto do not, and the performance by each such party will not, violate any applicable laws;

          (v) the parties to the Proposed Transaction shall have obtained all consents, waivers and releases, if any, required for the Proposed Transaction under all documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

          (vi) the capacity of all natural persons;

          (vii) the genuineness of all signatures; and

          (viii) the authenticity of all documents submitted to us as original documents and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

         Based upon the foregoing, and subject to the assumptions and conditions set forth herein, it is our opinion that the rights of both the holders of the First Mortgage Bonds and Tax-Exempt Bonds will be altered under the Proposed Transaction, as described more fully in the Third Plan, Second Amended Disclosure Statement and the Amended Application. They may also be altered pursuant to the Intercreditor Agreement in its current form or in the form as it may ultimately be agreed to by the parties. Among other things, the holders of First Mortgage Bonds will receive a pro rata share of 72.976 % of the New Common Stock and the holders of Tax-Exempt Bonds will receive a pro rata share of 27.033% of the New Common Stock and they will retain the Retained Bonds. Southern's common equity interests in Holdings will also be extinguished under the Third Plan. Except as described in the Third Plan, Second Amended Disclosure Statement and the Amended Application, the Proposed Transaction will not violate the legal rights of the holders of any securities issued by any associate company of Mobile Energy or Holdings.


                             ANDREwS & KURTH L.L.P.

Securities Exchange Commission
July 18, 2003
Page 5

         The foregoing opinions are limited to the matters expressly set forth in this opinion letter, and no opinion is implied or may be inferred beyond the matters expressly so stated. The opinions expressed herein are limited to matters governed by the federal laws of the United States. With regard to the application of Alabama state law to the Proposed Transaction, please see the opinion of Cabaniss, Johnston, Gardner, Dumas & O'Neal, appended to the Amended Application as Exhibit F-2. We have not considered and express no opinion on the laws of the State of Alabama and the rules and regulations relating thereto.

         We hereby consent to the filing of this opinion as an exhibit to the Amended Application, and for no other purpose.

                                            Very truly yours,

                                        /s/Andrew & Kurth L.L.P.



DAZ/LD/ASH